NEWS RELEASE

FOR IMMEDIATE RELEASE                                   Contact:  Brian H. Strom
February 26, 2004                                       (916) 786-1118
                                                        President - CEO

                 SureWest Applauds Indictments in Illegal Scheme
                            Reports on Investigation


(ROSEVILLE, CALIFORNIA) - Brian Strom, President and CEO of SureWest Communications (Nasdaq: SURW), today said the company is appreciative of the aggressive investigation efforts of various federal agencies after the company reported it was victimized by a fraudulent scheme that resulted in the illegal transfer of funds to outside accounts. The company had reported in January that it uncovered evidence of a scheme by a former employee, his father and other individuals to transfer funds to unauthorized accounts and hide the transactions from auditors.

On February 25, a federal grand jury handed down multiple indictments against former company treasury analyst Jeffrey Wells, his father Larry J. Wells, and Henry M. Kaiser, a business partner of Larry J. Wells. The company reported several weeks ago that $2 million in funds involved in the scheme were still unaccounted for. The company has begun efforts to recover those funds, including through an insurance claim and civil litigation.

Strom said the company has offered considerable information to FBI and IRS officials, and recently held informal discussions with the Securities and Exchange Commission. SureWest's Audit Committee of the Board of Directors launched its own internal probe last month and has engaged independent legal counsel with the assistance of forensic auditors to fully investigate the matter. The Company will continue to cooperate fully with law enforcement agencies, and will be providing information to the Securities and Exchange Commission at the conclusion of the internal investigation. SureWest expects the internal investigation to be completed in early March.

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

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